UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): January 12, 2017 (January 9, 2017)

Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36597	47-1016855
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

262 N University Drive Farmington, UT	84025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 447-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

On January 9, 2017, Vista Outdoor Inc. (Vista Outdoor or the Company) concluded that it expects to record a material, non-cash intangible asset impairment charge in its Hunting and Shooting Accessories reporting unit (archery/hunting accessories, golf, optics, shooting accessories, and tactical products) in the third quarter of its fiscal year 2017.

In accordance with Accounting Standards Codification (ASC) 350 “Intangibles Goodwill and Other," the Company is required to test its goodwill and other indefinite-lived intangible assets for impairment annually or when a triggering event has occurred that would indicate that it is more likely than not that the fair value of the reporting unit is less than the book value, including goodwill and intangibles. In Vista Outdoor’s assessment, a triggering event for the Company’s Outdoor Products segment occurred during the third quarter of its fiscal year 2017 due to an acceleration of the trends seen during the first and second quarters, which included a softening retail environment and increased promotional activity. These factors required the Company to begin the impairment assessment for that segment’s reporting units at that time, rather than waiting for the normal process that would ordinarily be completed in conjunction with the preparation of the Company’s fiscal year 2017 annual financial statements.

Based on the initial assessment conducted using a measurement date of November 28, 2016, there was no indication of any impairment of Vista Outdoor’s intangible assets associated with either the Company’s Outdoor Recreation (camping, hydration, and watersports) or Sports Protection (cycling and winter sports accessories) reporting units; however, the assessment did indicate that the above mentioned impairment may have occurred in the Company’s Hunting and Shooting Accessories reporting unit. While the analysis to finalize the actual amount of the impairment charge has not yet been completed, Vista Outdoor believes that there is sufficient evidence for the Company to conclude that this impairment occurred.

Although Vista Outdoor is in the process of finalizing the actual amount of the impairment, the Company’s preliminary analysis indicates the impairment charge will be in the range of $400 million to $450 million. The Company expects that the analysis supporting the impairment will be completed in time to allow for its recording in the third quarter of its fiscal year 2017.

Vista Outdoor does not expect the impairment charge to have any impact on future operations, affect its liquidity, affect cash flows from operating activities, or affect compliance with the financial covenants set forth in its debt instruments.

Certain statements in this report are forward-looking statements, including those that discuss, among other things: the expected impairment charge, the impact of the impairment charge, Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995.

Item 7.01.	Regulation FD Disclosure.

On January 11, 2017, Vista Outdoor issued a press release reporting the impairment noted above. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Note: Information in this report (including the exhibit) furnished pursuant to Item 7.01 of Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely as a result of the requirements of Regulation FD. Furthermore, the information provided in this report and in Exhibit 99.1 hereto shall not be deemed to be incorporated by reference into any filings of the Company under the Securities Act of 1933.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated January 11, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.
By:	/s/ Scott D. Chaplin
Name: Scott D. Chaplin
Title: Senior Vice President, General Counsel and Secretary

Date: January 11, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated January 11, 2017.